Exhibit 4.1

CUSTOMERS BANCORP, INC.,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 30, 2017

To

INDENTURE

Dated as of July 30, 2013
(Senior Debt Securities)

3.95% SENIOR NOTES DUE 2022

SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of June 30, 2017, by and between Customers Bancorp, Inc., a Pennsylvania corporation (the "Company"), and Wilmington Trust, National Association, as trustee. ("Trustee")

RECITALS

WHEREAS, the Company and the Trustee have entered into the Indenture, dated as of July 30, 2013 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the "Base Indenture" and, as amended, modified and supplemented by this Second Supplemental Indenture, the "Indenture"), providing for the issuance by the Company from time to time of its senior debt securities;

WHEREAS, the Company has previously issued Securities under the Base Indenture and such Securities remain outstanding as of the date of this Second Supplemental Indenture;

WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 2.1 and 2.2 of the Base Indenture, and has duly authorized the creation and issuance of such series and the execution and delivery of this Second Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Company and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such new series of Securities and providing for the rights, obligations and duties of the Trustee with respect to such series of Securities;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01  Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words "herein", "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

"Additional Notes" has the meaning set forth in Section 2.08 of this Second Supplemental Indenture.

"Base Indenture" has the meaning specified in the recitals of this Second Supplemental Indenture.

"Company" has the meaning specified in the preamble of this Second Supplemental Indenture until a successor corporation shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter "Company" shall mean such successor corporation.

"Consolidated Assets" means all assets owned directly by the Company or indirectly by the Company through any Subsidiary and reflected on the Company's consolidated balance sheet prepared in accordance with GAAP.

"Indenture" has the meaning specified in the recitals of this Second Supplemental Indenture.

"Notes" has the meaning set forth in Section 2.01 of this Second Supplemental Indenture.

"Second Supplemental Indenture" has the meaning specified in the preamble of this Second Supplemental Indenture.

"Trustee" means the party named as such in the preamble to this Second Supplemental Indenture until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter "Trustee" shall mean or include each Person who is then a Trustee hereunder.

Section 1.02  Conflicts with Base Indenture. In the event that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Second Supplemental Indenture shall control.

ARTICLE II
CREATION OF THE NOTES

Section 2.01  Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.2 of the Base Indenture, the Company hereby creates a series of its senior debt securities designated as the "3.95% Senior Notes due 2022" (the "Notes"), which Notes shall be deemed "Securities" for all purposes under the Indenture.

Section 2.02  Form and Denomination of Notes. The definitive form of the Notes, which shall be issued in global form, shall be substantially in the form of Exhibit A hereto, which is incorporated herein and expressly made a part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes and in the Indenture. The Stated Maturity of the Notes shall be June 30, 2022. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1,000 and any multiple of $1,000 in excess thereof.

Section 2.03  Initial Limit on Amount of Series. The aggregate principal amount of Notes that initially may be authenticated and delivered under this Second Supplemental Indenture shall be limited to $100,000,000. The Notes may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 2.08.

Section 2.04  No Sinking Fund or Repurchase at the Option of Holders. No sinking fund will be provided with respect to the Notes. The Company will not be obligated to redeem the Notes at the option of the Holders.

Section 2.05  Optional Redemption. The Company at its option may, at any time on or after the date that is 30 days prior to the Stated Maturity, redeem the Notes, in whole or in part, upon payment of a redemption price equal to 100% of the Principal Amount of the Notes to be redeemed plus accrued and unpaid interest on the Principal Amount of Notes being redeemed to the Redemption Date.

Section 2.06  Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for common stock or other securities or property.

Section 2.07  Issuance of Notes; Selection of Depositary. The Notes shall be issued as Global Securities in permanent global form, without coupons. The initial Depositary for the Notes shall be DTC.

Section 2.08  Issuance of Additional Notes. From time to time subsequent to the date hereof, without the consent of the Holders of the Notes but in compliance with the terms of the Indenture, the Company may create and issue additional Notes (the "Additional Notes") under the terms of the Indenture and this Second Supplemental Indenture (and without need to execute any additional supplemental indenture); provided, that no Additional Notes shall be issued unless such Additional Notes will be fungible for U.S. federal income tax and securities law purposes with Notes originally issued pursuant to this Second Supplemental Indenture ("Outstanding Notes"). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Second Supplemental Indenture and shall have terms identical in all material respects (except for the issue date, issue price, initial interest accrual date and the first interest payment date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single series of Notes for all purposes under the Indenture. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Second Supplemental Indenture, shall have the same CUSIP number and shall trade interchangeably with such Notes and shall otherwise constitute Notes for all other purposes hereof. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that there is an Event of Default under the Indenture with respect to the Notes that has occurred and is continuing, or an event that, with notice or the lapse of time, or both, would become an Event of Default.

Section 2.09  Dollars. The principal of and interest on the Notes shall be payable in United States dollars.

Section 2.10  Determination of Principal and Interest. The amount of payments of principal and interest on the Notes shall not be determined with reference to an index or formula, but rather shall be determined as set forth in the Note.

Section 2.11  Defeasance Applicable to Notes. Pursuant to Sections 2.2.23 and 8.3 of the Base Indenture, provision is hereby made for both (i) legal defeasance of the Notes under Section 8.3 of the Base Indenture and (ii) covenant defeasance of the Notes under Section 8.4, in each case, upon the terms and conditions contained in Article VIII of the Base Indenture.

Section 2.12  Paying Agent and Security Registrar. The Company appoints the Trustee as the Registrar and Paying Agent for the Notes, and the Trustee hereby accepts such appointment.

ARTICLE III
COVENANTS

Pursuant to Section 2.2.19 of the Base Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes in addition to the covenants contained in Article IV of the Base Indenture:

Section 3.01  Ownership of Material Subsidiary Stock. Subject to the provisions of Article V of the Base Indenture, so long as any of the Notes are outstanding, the Company:

(a) will not, nor will it permit the Material Subsidiary to, directly or indirectly, sell, assign, pledge, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary, nor will the Company permit the Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary; and

(b) will not permit the Material Subsidiary to:

(i)
merge or consolidate with or into any corporation or other Person, unless the Company is the surviving corporation or Person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, at least 80% of the surviving corporation's issued and outstanding Voting Stock; or

(ii)
lease, sell, assign or transfer all or substantially all of its properties and assets to any Person (other than the Company) in a single transaction or series of related transactions, unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that Person.

Notwithstanding the foregoing, any such sale, assignment, pledge, transfer, disposition or issuance of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (A) required by law and such sale, assignment, pledge, transfer, disposition or issuance of securities is made to any Person for the purpose of the qualification of such Person to serve as a director; (B) such sale, assignment, pledge, transfer, disposition or issuance of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any Person other than the Company or any Subsidiary; (C) made in connection with the consolidation of the Company with or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or merger of the Company with or into any other Person (as to which Article V of the Base Indenture shall apply); (D) required by any law or any rule, regulation or order of any governmental agency or authority; or (E) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any Person; provided, that, in the case of (E) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock of such Person will be owned, directly or indirectly, by the Company, and (z) the Consolidated Assets of the Company will be at least equal to 70% of the Consolidated Assets of the Company prior thereto. Nothing in this Section 3.01 shall prohibit the Company or any Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of Pittsburgh, recourse obligations incurred in connection with the Material Subsidiary's lending activities and letters of credit.

Section 3.02  Liens. The Company will not, nor will the Company permit the Material Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary. Notwithstanding the foregoing, this Section shall not apply to any:

(a)
pledge, encumbrance or lien upon any such shares of Voting Stock to secure indebtedness of the Company or a Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(b)
lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) which secure obligations of less than $1 million in amount;

(c)
lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1 million; or

(d)	any pledge or lien on the Voting Stock of the Material Subsidiary to secure a loan or other extension of credit by a Subsidiary subject to Section 23A of the Federal Reserve Act.

In case the Company or the Material Subsidiary shall propose to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, other than as permitted by subdivisions (a) to (d), inclusive, of this Section, the Company will prior thereto give written notice thereof to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by supplemental indenture delivered to the Trustee, in form satisfactory to it, effectively secure all the Notes equally and ratably with such indebtedness, by pledge, encumbrance or lien of such Voting Stock. Such supplemental indenture shall contain the provisions, concerning the possession, control, release and substitution of encumbered and pledged property and securities and other appropriate matters which are required or permitted by the TIA (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the TIA, and may also contain such additional and mandatory provisions permitted by the TIA as the Company and the Trustee shall deem advisable or appropriate.

Section 3.03  Waiver of Covenants. In accordance with Section 9.2 of the Base Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 3.01 to 3.02 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in Principal Amount of the Outstanding Notes, by Act of such Holders, either shall waive such compliance in such instance or generally waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE IV
COVENANT DEFEASANCE

Section 4.01  Covenant Defeasance Applicable to Notes. If the Company effects covenant defeasance pursuant to Article VIII of the Base Indenture, then the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 of the Base Indenture, also be released from its obligations under the covenants contained in Article III of this Second Supplemental Indenture, under Section 6.1(d) of the Base Indenture, as amended by Article V of this Second Supplemental Indenture, with respect to such covenants and under Section 6.1(f) of the Base Indenture, as amended by Article V of this Second Supplemental Indenture, with respect to the Outstanding Notes on and after the date the conditions set forth in Section 8.4 of the Base Indenture are satisfied.

ARTICLE V
REMEDIES

Section 5.01  Events of Default. Pursuant to Section 2.2.18 of the Base Indenture, Section 6.1 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

Section 6.1  Events of Default. Each of the following constitutes an "Event of Default":

(a) the Company defaults in the payment of any installment of interest on any of the Notes as and when the same shall become due and payable, and such default continues for a period of 30 days;

(b) the Company defaults in the payment when due of all or any part of the principal or premium, if any, of any of the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise;

(c) the Company fails to perform any other covenant or agreement on the part of the Company contained in the Notes or in this Indenture and such failure continues for a period of 90 days after the date on which notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Company remedy the same, shall have been given, by registered or certified mail (or, if registered or certified mail is not then offered by the U.S. Post Office, by first class mail return receipt requested), to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate Principal Amount of the Notes at the time Outstanding;

(d) a court having jurisdiction in the premises shall enter (i) a decree or order for relief in respect of the Company or a Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law now or hereafter in effect, (ii) or a decree or order adjudging the Company or a Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company or a Material Subsidiary under any Bankruptcy Law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or a Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(e) the Company or a Material Subsidiary shall commence a voluntary case or proceeding under any Bankruptcy Law now or hereafter in effect or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of the Company or a Material Subsidiary in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or a Material Subsidiary, or the filing by the Company or a Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by the Company or a Material Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Material Subsidiary or of any substantial part of its property, or the making by the Company or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by the Company or a Material Subsidiary in furtherance of any such action; or

(f) The Company or a Material Subsidiary defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or a Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

Upon becoming aware of any Event of Default, the Company shall promptly deliver to the Trustee a written statement specifying such Event of Default.

Section 5.02  Acceleration. Pursuant to Section 2.2.18 of the Base Indenture, Section 6.2 of the Base Indenture is hereby deleted and replaced in its entirety with the following:

Section 6.2  Acceleration.

(a) If any Event of Default specified in Sections 6.1(a), 6.1(b), 6.1(c) or 6.1(f) of the Base Indenture, as amended by this Second Supplemental Indenture, with respect to the Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate Principal Amount of the then Outstanding Notes may declare the Principal Amount (or, if any of the Notes are Original Issue Discount Securities, such portion of the Principal Amount of such Notes as may be specified in the terms thereof) of all the Notes (and premium, if any) and interest accrued thereon to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders of the Outstanding Notes) and upon any such declaration, such Principal Amount (or such specified portion of the Principal Amount) shall become immediately due and payable.

(b) If any Event of Default specified in Section 6.1(d) or 6.1(e) of the Base Indenture, as amended by this Second Supplemental Indenture, with respect to the Notes occurs, the Principal Amount (or, if any of the Notes are Original Issue Discount Securities, such portion of the Principal Amount of such Notes as may be specified in the terms thereof) of all the Notes (and premium, if any) and interest accrued thereon shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable; provided, however, that if an Event of Default specified in Section 6.1(d) or 6.1(e) solely with respect to a Material Subsidiary occurs and is continuing, the Principal Amount of such Notes and interest accrued thereon shall not automatically become immediately due and payable, but may be accelerated by the Trustee or the Holders in accordance with the provisions of Section 6.2(a).

(c) The Holders of a majority in aggregate Principal Amount of the Outstanding Notes with respect to which the Event of Default has occurred, by written notice to the Company and the Trustee, may on behalf of the Holders of all of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if:

(i)  the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such acceleration and any interest thereon at the rate or rates prescribed therefor in the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Notes, and (D) all sums paid or advanced by the Trustee hereunder and the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel; and

(ii) all existing Events of Default with respect to the Notes (other than the nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d) For all purposes under this Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions of this Indenture, then, from and after the date of such Event of Default, unless such Event of Default has been rescinded and annulled as provided above, the Principal Amount of such Original Issue Discount Securities shall be deemed, for all purposes under this Indenture, to be such portion of the principal as shall be due and payable as a result of such acceleration, and the payment of such portion of the principal as shall be due and payable as a result of such acceleration, together with interest, if any, on such portion and all other amounts owing under such Original Issue Discount Security, shall constitute payment in full of such Original Issue Discount Securities.

ARTICLE VI
MISCELLANEOUS

Section 6.01  Application of Second Supplemental Indenture. Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any other series of Securities established under the Base Indenture. The terms of this Second Supplemental Indenture may be modified as set forth in Article IX of the Base Indenture.

Section 6.02  Benefits of this Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent, any Authenticating Agent and their successors under the Indenture, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Second Supplemental Indenture.

Section 6.03  Modification of the Base Indenture. Except as expressly provided by this Second Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 6.04  Reports by the Company. The Company shall be deemed to have complied with the first sentence of Section 4.2 of the Base Indenture if (i) such reports are filed with the SEC via the EDGAR filing system, (ii) such reports are currently available and (iii) the Company electronically delivers to the Trustee a link to the EDGAR filing each time the Company files such a report.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers' Certificate).  The Trustee shall have no duty to monitor whether any such filings on EDGAR have been made.

Section 6.05  Effective Date. This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 6.06  Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., "pdf" or "tif") transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., "pdf" or "tif") shall be deemed to be their original signatures for all purposes.

Section 6.07  Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Second Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 6.08  Table of Contents, Headings, Etc. The Table of Contents and Article and Section headings in this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 6.09  Severability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.10  Satisfaction and Discharge. The Company shall be deemed to have satisfied all of its obligations under this Second Supplemental Indenture upon compliance with the provisions of Section 8.3 of the Base Indenture relating to legal defeasance of the Notes.

Section 6.11  Ratification of the Base Indenture. The Base Indenture as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 6.12  Governing Law. This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law.

Section 6.13  Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company, (iv) the consequences of any amendment herein provided for, (v) the validity or adequacy of this Second Supplemental Indenture or the Notes, (vi) the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of the Indenture, (vii) the use or application of any money received by any Paying Agent other than the Trustee, or (viii) any other document in connection with the sale of the Notes or pursuant to the Indenture other than its certificate of authentication.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

CUSTOMERS BANCORP, INC.

By:	/s/ Robert E. Wahlman
Name: Robert E. Wahlman
Title: Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPTED IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS NOTE IS AN UNSECURED SENIOR DEBT OBLIGATION OF CUSTOMERS BANCORP, INC.. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

ANY PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTES THAT EITHER (1) IT IS NOT A PENSION, PROFIT-SHARING OR OTHER EMPLOYEE BENEFIT PLAN (EACH, A "PLAN") SUBJECT TO THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY (A "PLAN ASSET ENTITY") OR AN EMPLOYEE BENEFIT PLAN THAT IS A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) OR A NON-U.S. PLAN (AS DESCRIBED IN SECTION 4(B)(4) OF ERISA) (EACH, A "NON-ERISA ARRANGEMENT") AND IS NOT PURCHASING THE NOTES ON BEHALF OF OR WITH THE ASSETS OF ANY PLAN, PLAN ASSET ENTITY OR NON-ERISA ARRANGEMENT OR (2) THE ACQUISITION OF THE NOTES WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS.

ANY PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS ACQUISITION OF THE NOTES THAT, IF IT IS OR IS ACTING ON BEHALF OF, A PLAN ASSET ENTITY, (A) THE PLAN ASSET ENTITY IS REPRESENTED BY AN INDEPENDENT FIDUCIARY THAT IS A BANK, INSURANCE CARRIER, REGISTERED INVESTMENT ADVISER, REGISTERED BROKER-DEALER OR AN INDEPENDENT FIDUCIARY WITH AT LEAST $50 MILLION OF ASSETS UNDER MANAGEMENT OR CONTROL, IN EACH CASE WITHIN THE MEANING OF 29 C.F.R. 2510.3-21, (B) SUCH INDEPENDENT FIDUCIARY HAS EXERCISED INDEPENDENT JUDGEMENT IN EVALUATING WHETHER TO PURCHASE THIS NOTE AND (C) THE INDEPENDENT FIDUCIARY IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH RESPECT TO THIS NOTE. EACH PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE ACKNOWLEDGED BY ITS ACQUISITION OF THE NOTES THAT (A) NEITHER CUSTOMERS BANCORP, INC. NOR THE UNDERWRITER ARE UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN ANY FIDUCIARY CAPACITY, IN CONNECTION WITH ITS INVESTMENT IN THIS NOTE AND (B) THE PROSPECTUS SUPPLEMENT AND THE INDENTURE FAIRLY INFORMS SUCH FIDUCIARY OF THE EXISTENCE AND NATURE OF THE FINANCIAL INTERESTS OF CUSTOMERS BANCORP, INC., THE UNDERWRITER AND OTHER PARTIES.

CUSIP No. 23204G AC4

CUSTOMERS BANCORP, INC.
3.95% SENIOR NOTES DUE 2022

No. ____	$___________

CUSTOMERS BANCORP, INC., a Pennsylvania corporation (the "Company"), for value received, herein promises to pay to CEDE & CO., or its registered assigns, the principal sum of _____________ DOLLARS ($_________), or such lesser amount as is indicated in the records of the Trustee and the Depositary, on ____________ __, ____.

Interest Payment Dates: June 30 and December 30 of each year, commencing on December 30, 2017.

Record Dates: June 15 and December 15

Reference is made to the further provisions of this Note contained herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CUSTOMERS BANCORP, INC.

By:
Name:
Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Dated:	____ __, ____ WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(Reverse of Note)

Customers Bancorp, Inc.
3.95% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest.   Customers Bancorp, Inc. (the "Company"), a Pennsylvania corporation, promises to pay interest on the Principal Amount of this Note at 3.95% per annum from June 30, 2017 until maturity. The Company shall pay interest semi-annually in arrears on June 30 and December 30 of each year (each, an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 30, 2017. Interest will be computed on the basis of a 360-day year of twelve 30-day months and interest for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the number of days elapsed in any partial month.

2. Method of Payment. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the June 15 or December 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture (as herein defined) with respect to defaulted interest. If any Interest Payment Date or the Stated Maturity of the Notes is not a Business Day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or Stated Maturity and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be. For Notes held in definitive form, payments of interest may be made, at the Company's option, by (i) mailing a check for such interest payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears on the Security Register or (ii) transfer to an account maintained by the payee located inside the United States. For Notes held in global form, payments shall be made through the Depositary, or its nominee, as the registered owner of the Notes. All such payments shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. This Note is one of the 3.95% Senior Notes due 2022 (the "Notes") issued under the Indenture, dated as of July 30, 2013 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the "Base Indenture" and, as amended, modified and supplemented by the Second Supplemental Indenture, dated as of June  30, 2017,  the "Indenture"), by and between the Company and the Trustee. This Note is a "Global Security" and the Notes are "Global Securities" under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date on which the Indenture was qualified under the TIA. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption. The Notes may be redeemed at any time on or after the date that is 30 days prior to the maturity date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a price equal to 100% of the Principal Amount of the Notes to be redeemed plus accrued and unpaid interest on the Principal Amount of the Notes being redeemed to the Redemption Date. In addition to the Company's right to redeem the Notes as provided in the Indenture, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.

6. Notice of Redemption. In the event of any redemption of the notes, we will deliver or cause to be delivered a notice of redemption by first class mail, or in the event the notes are represented by global Notes, electronically in accordance with the procedures of The Depository Trust Company ("DTC") at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Notes to be redeemed shall, on the Redemption Date, become due and payable at the redemption price, and from and after such date (unless the Company shall default in the payment of the redemption price) such Notes shall cease to bear interest. The Company shall deposit with the Trustee or with the Paying Agent, one Business Day prior the Redemption Date, money sufficient to pay the redemption price on all Notes to be redeemed on that date.

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar need not exchange or register the transfer of any Note selected for redemption, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. The Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

8. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

9. Amendment, Supplement and Waiver. The Base Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into one or more Supplemental Indentures without notice to any Holder but with the written consent of the Holders of a majority in Principal Amount of the Securities of each Series then Outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) affected by such Supplemental Indenture. In addition, the Base Indenture permits the Company and the Trustee to enter into one or more Supplemental Indentures without the consent of any Holder for certain specified purposes as therein provided, including: to cure any ambiguity or correct or supplement any provision contained in the Base Indenture, in any Supplemental Indenture or in any Securities that may be defective or inconsistent with any other provision contained therein; to provide for uncertificated Securities in addition to or in place of certificated Securities; to add additional covenants or restrictions for the protection of the Holders; to evidence the succession of another Person to the Company pursuant to Article V of the Base Indenture and the assumption by such successor of the Company's covenants, agreements and obligations in the Base Indenture and in the Securities; to modify the Base Indenture in such a manner to comply with the requirements of the SEC or as to permit the qualification of the Base Indenture or any Supplemental Indenture under the TIA; to add any guarantor or to provide any collateral to secure any notes; to add additional obligors under the Indenture and the Securities; to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Securities and matters related thereto; to make any change that does not adversely affect the rights of any Holder; or to establish the form or terms of Securities of any Series pursuant to Section 2.2 of the Base Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each Series at the time Outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10. Defaults and Remedies. If any Event of Default, other than an Event of Default relating to bankruptcy, insolvency, reorganization or similar events of the Company, with respect to the Notes occurs and is continuing, the Trustee or the Holders of at least 25% in Principal Amount of the then outstanding Notes may declare the Principal Amount of all the Notes and interest accrued thereon to be due and payable immediately. If an Event of Default relating to bankruptcy, insolvency, reorganization or similar events of the Company shall occur, the Principal Amount of the Notes and interest accrued thereon will become immediately due and payable without any declaration or other action on the part of the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in aggregate Principal Amount of the then Outstanding Securities of any Series to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the Securities of such Series. The Holders of a majority in aggregate Principal Amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders of the Notes.

11. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee.

12. Discharge and Defeasance. Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the outstanding Notes for principal, premium, if any, and accrued interest, to the date of maturity or redemption, as the case may be.

13. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, employee, officer, or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture, this Note and the obligations issued hereunder are solely obligations of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, employees, officers or directors, as such, of the Company, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Security or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute or otherwise, of, and any and all such rights and claims against, every such incorporator, shareholder, employee, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any Security or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for the issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Customers Bancorp, Inc.
_________________
__________________
Attention: ______________

18. Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19. Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Assignment Form

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee's Social Security or Tax Identification number)

(Print or type assignee's name, address and zip code)

and irrevocably appoint                       to transfer this Note
on the books of the Company.  The agent may substitute another to act for him.

Date:______________________

 Your signature:___________________________
 (Sign exactly as your name appears on the face of this Note)

 Tax Identification No.:  __________________
 SIGNATURE GUARANTEE:

 Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule of Exchanges of Interests in the Global Note*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange
Amount of decrease in Principal

Amount of this Global Note
Amount of increase in Principal

Amount of this Global Note
Principal Amount of this Global Note following such decrease (or increase)

Signature of authorized signatory of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.